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CEL-SCI CORPORATION
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CEL-SCI CORPORATION

8229 Boone Blvd., Suite 802

Vienna, Virginia 22l82

(703) 506-9460

April 2022

Dear Fellow Shareholders:

Thirty-five years ago I joined CEL-SCI as its second employee. The idea was to help cancer patients by activating the immune system to fight cancer. I had no idea how long and how difficult this journey would be. Throughout those years I was joined by the most amazing group of people: smart, kind, loyal and incredibly persistent. Most of our senior team has been together for almost 30 years.

In early-2011, we started the Phase 3 study for our Multikine* in advanced primary head and neck cancer. No new therapies for this disease had been approved by the FDA in many decades. We were determined to show that adding our Multikine immunotherapy to the standard treatments of surgery, radiation and sometimes also chemotherapy could help patients live longer and better lives. Little did we know how long and hard that path would be—but we have now completed the Phase 3 study.

In June 2021 we announced that we saw a huge survival benefit in our Phase 3 study for Multikine patients who received surgery and radiation after our Multikine treatment. Since that time we have received many calls asking us for additional trial data explaining how our Multikine could help these head and neck cancer patients live so much longer when other studies by big pharmaceutical companies have failed to show any survival benefit. We filed that very important additional clinical trial data with www.clinicaltrials.gov, the U.S. Government website for clinical trials, on March 22, 2022 and hoped that it would be public by now so that we could add the results to this letter. The information, however, is not yet public and could therefore not be included in this letter, but we hope that you will have seen the data by the time you receive this letter. Yet additional data will be presented and published in peer reviewed scientific forums in the future.

The biotech stock market has been undergoing the worst sell-off in my 35 years in this business. That does not make things easier for us nor does it make us happy. However, we have been through many brutal downturns in the biotechnology markets and have always recovered. I believe that we are well positioned to recover from this storm as well since 1) we have cash until about the end of 2023 and 2) we have a finished 10-year clinical trial that has shown large survival benefit in a large cancer population that represents an unmet medical need. We have hired leading experts in the field to help get Multikine approved for sale. We are also working on scientific publications and the validation of our full scale manufacturing facility dedicated to making Multikine.

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This is not a process where we can easily give simple and regular updates, as we must respect the integrity and confidentiality of the regulatory review process. Please keep in mind that we have dedicated our lives to this important project and we will do everything possible to make this happen.

Thank you for your support.

Sincerely,

Geert Kersten

Chief Executive Officer

* Multikine (Leukocyte Interleukin, Injection) is the trademark that CEL-SCI has registered for this investigational therapy, and this proprietary name is subject to FDA review in connection with the Company’s future anticipated regulatory submission for approval. Multikine has not been licensed or approved for sale, barter or exchange by the FDA or any other regulatory agency. Similarly, its safety or efficacy has not been established for any use.

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